Exhibit 3.6

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

KIDPIK CORP.

(a Delaware corporation)

May 10, 2021

Kidpik Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The name of the Corporation is Kidpik Corp. and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, under the name Kidpik Corp., was August 18, 2016. On January 14, 2019, the Corporation filed an Amended and Restated Certificate of Incorporation. This document replaces and supersedes all prior certificates, amendments, and designations.

SECOND: This Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation and by the Corporation’s majority stockholders, via a Unanimous Written Consent of the Board of Directors and Majority Stockholders of the Corporation dated May 9, 2021, pursuant to Sections 228, 242 and 245 of the DGCL.

THIRD: This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: The Certificate of Incorporation of this company is hereby amended and restated in its entirety, to read as follows:

ARTICLE I

NAME

The name of the Corporation is Kidpik Corp. (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The Registered Office of the corporation in the State of Delaware is located at 203 NE Front ST Ste 101, in the City of Milford County of Kent, Delaware 19963. The name of the Registered Agent at such address upon whom process against this corporation may be served is National Corporate Services, Inc.

Second Amended and Restated Certificate of Incorporation of

Kidpik Corp.

ARTICLE III

PURPOSE AND POWERS

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

CAPITAL STOCK

A.	Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 100,000,000 shares. The authorized capital stock is divided into: (i) 75,000,000 shares of common stock having a par value of $0.001 per share (hereinafter, the “Common Stock”) and (ii) 25,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter, the “Preferred Stock”).

B.	Common Stock. All shares of Common Stock of the Corporation shall be of one and the same class, shall be identical in all respects and shall have equal rights, powers and privileges.

1.	Except as otherwise provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV with respect to the issuance of any series of Preferred Stock or by the General Corporation Law of the State of Delaware, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock will be entitled to one vote.

2.	Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.

C.	Preferred Stock

1.	Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

Second Amended and Restated Certificate of Incorporation of

Kidpik Corp.

2.	Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by the General Corporation Law of the State of Delaware, to authorize by resolution or resolutions from time to time the issuance of one or more series of Preferred Stock out of the authorized but unissued shares of Preferred Stock and with respect to each such series to fix, by filing a certificate of designation pursuant to the General Corporation Law of the State of Delaware setting forth such resolution or resolutions and providing for the issuance of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

i.	the designation of such series;

ii.	the number of shares of such series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designation for such series) increase or decrease (but not below the number of shares of such series then outstanding);

iii.	the dividend rate, if any, payable to holders of shares of such series, any conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

iv.	whether the shares of such series shall be subject to redemption by the Corporation, in whole or in part, at the option of the Corporation or of the holder thereof, and, if made subject to such redemption, the times, prices, form of payment and other terms and conditions of such redemption;

v.	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

vi.	whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation or any other security, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchanges;

vii.	the extent, if any, to which the holders of shares of such series shall be entitled to vote generally, with respect to the election of directors, upon specified events or otherwise;

Second Amended and Restated Certificate of Incorporation of

Kidpik Corp.

viii.	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

ix.	the rights and preferences of the holders of the shares of such series upon any voluntary or involuntary liquidation or dissolution of, or upon the distribution of assets of, the Corporation.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock to the extent permitted by law and the terms of any other series of Preferred Stock.

D.	Stock Split.

1.	Upon the filing and effectiveness of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”) each outstanding share (including shares held in treasury) of Common Stock of the Corporation (the “Old Common Stock”) shall be automatically split up, reclassified and converted into 671 shares of Common Stock (the “New Common Stock”). This stock split of the outstanding shares of Common Stock shall not affect the total number of shares of Common Stock that the Corporation is authorized to issue, which shall remain as set forth in the first sentence of this Article IV. The forward split of the Old Common Stock effected by the foregoing paragraph shall be referred to herein as the “Forward Split.” The Forward Split shall occur without any further action on the part of the Corporation or the holders of shares of Old Common Stock or New Common Stock and whether or not certificates representing such holders’ shares prior to the Forward Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Forward Split and instead, stockholders who otherwise would have been entitled to receive any fractional interests in the New Common Stock, in lieu of receipt of such fractional interest, shall receive one whole share of New Common Stock (i.e., each fractional share remaining after the Forward Split, as calculated on a stockholder-by-stockholder basis, shall be rounded up to the nearest whole share)(“Rounding”). Except where the context otherwise requires, all references to “Common Stock” in this Certificate of Incorporation shall be to the New Common Stock.

2.	The Forward Split will be affected on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates or book-entries dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, immediately after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates or book entries, multiplied by 671 and subject to the Rounding.

3.	The Corporation may, but shall not be obliged to, issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Forward Split unless and until the certificates evidencing the shares held by a holder prior to the Forward Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Every share number, dollar amount and other provision contained in this Second Amended and Restated Certificate of Incorporation have been adjusted for the Forward Split, and there shall be no further adjustments made to such share numbers, dollar amounts or other provisions, except in the case of any stock splits, stock dividends, reclassifications and the like occurring after the Effective Time.

Second Amended and Restated Certificate of Incorporation of

Kidpik Corp.

ARTICLE V

BOARD OF DIRECTORS

A.

Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors shall be expressly authorized to:

1.	determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation;

2.	establish one or more committees of the Board of Directors, by the affirmative vote of a majority of the entire Board of Directors, to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by law; and

3.

exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the Bylaws of the Corporation (as the

same may be amended and/or restated from time to time, the “Bylaws”).

B.	Number of Directors. The number of directors constituting the entire Board of Directors shall be not less than one (1) nor greater than fifteen (15) directors, the exact number of which shall be fixed from time to time exclusively by a vote of a majority of the entire Board of Directors in the manner provided in the Bylaws. As used in this Certificate of Incorporation, the term “entire Board of Directors” means the total authorized number of directors that the Corporation would have if there were no vacancies.

C.	Classes of Directors. Other than those directors, if any, elected by the holders of any series of Preferred Stock, the Board shall be and is divided into three classes, as nearly equal in number as possible, designated as: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

Second Amended and Restated Certificate of Incorporation of

Kidpik Corp.

D.	Terms of Office. Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. The term of the initial Class I directors shall terminate at the annual meeting of stockholders to be held in 2022; the term of the initial Class II directors shall terminate on the date of the annual meeting of stockholders to be held in 2023; and the term of the initial Class III directors shall terminate on the date of the annual meeting of stockholders to be held in 2024 or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning with the first annual meeting of stockholders to be held in 2022, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until his or her respective successor has been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.

E.	Vacancies. Subject to the rights of the holders of any series of Preferred Stock, vacancies on the Board by any reason, including by death, resignation, retirement, disqualification, removal from office, or otherwise, and any newly created directorships resulting from any increase in the authorized number of directors, shall be filled solely by a majority of the directors then in office, in their sole discretion, even though less than a quorum, or by a sole remaining director, in his or her sole discretion, and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

F.	Removal of Directors. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, only with cause and only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class.

G.	Appointment of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. There shall be no cumulative voting in the election of directors.

Second Amended and Restated Certificate of Incorporation of

Kidpik Corp.

H.	Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION

A.	Limitation of Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director to the fullest extent permitted by the General Corporation Law of Delaware as the same now exists or hereafter may be amended. No repeal or modification of this Article VI shall apply or have any adverse effect on any right or protection of, or any limitation of the liability of, any person entitled to any right or protection under this Article VI existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

B.

Indemnification.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article VI.B or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VI.B shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VI.B, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Second Amended and Restated Certificate of Incorporation of

Kidpik Corp.

(b)	The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VI.B shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)	Any repeal or amendment of this Article VI.B by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Article VI.B, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Article VI.B shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE VII

STOCKHOLDER ACTION

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required to be taken at any annual or special meeting of stockholders of the Corporation or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, shall have been signed by the holder or holders having not less than the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting, in which each owner or holder entitled to vote on the action is present and votes. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Second Amended and Restated Certificate of Incorporation of

Kidpik Corp.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE VII

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce the forgoing provisions. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article VII with respect to any current or future actions or claims.

ARTICLE IX

AMENDMENT OF BYLAWS

A.	Amendment by the Board of Directors. In furtherance, and not in limitation, of the powers conferred upon it by law, the Board of Directors is expressly authorized and empowered to amend, alter, change, adopt or repeal the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

B.	Amendment by Stockholders. In addition to any requirements of the General Corporation Law of the State of Delaware (and notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of the State of Delaware), unless otherwise specified in the Bylaws, the affirmative vote of the holders of a majority of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter, change or repeal or to adopt any provision of the Bylaws of the Corporation. provided however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation hereby reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the General Corporation Law of Delaware may be added or inserted, in the manner now or hereafter prescribed by the General Corporation Law of Delaware, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation.

* * * * *

Second Amended and Restated Certificate of Incorporation of

Kidpik Corp.

IN WITNESS WHEREOF, the undersigned, the Chief Executive Officer of the Corporation, has executed this Second Amended and Restated Certificate of Incorporation on May 10, 2021.

KIDPIK CORP.

By:
Name:	Ezra Dabah
Title:	Chief Executive Officer

Second Amended and Restated Certificate of Incorporation of

Kidpik Corp.

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